EXHIBIT 99.1

Educational Development Corporation Announces Results for Third Quarter and Year-to-Date Fiscal Year 2014

TULSA, Okla., Jan. 15, 2014 (GLOBE NEWSWIRE) -- Educational Development Corporation ("EDC") (Nasdaq:EDUC) (http://www.edcpub.com) today reported results for the fiscal third quarter and the nine months ended November 30, 2013.

For the third quarter of fiscal 2014, EDC announced net revenues of $8,502,000, an 8% increase compared to $7,864,400 for the same period last year. EDC reported 2014 third quarter net earnings of $547,800 compared with $525,700 for the 2013 fiscal third quarter. The net earnings for the quarter were negatively impacted by one-time charges from prior years for state franchise taxes.

For the nine months ended November 30, 2013, EDC reports net revenue of $20,207,600, an increase of $284,200 when compared to $19,923,400 for the same period in the previous year and net earnings of $670,800 compared to $1,014,100. Earnings per share were $0.17 compared to $0.26 the previous year on a fully diluted basis. Net earnings decreased primarily due to the amortization of non-recurring specific marketing costs.

The Publishing division, EDC Publishing, continues a trend with another quarterly net revenue increase. The Division recorded an all-time record sales month in October 2013. As previously reported, this is due primarily to strong support from our retail customers since discontinuing sales eighteen months ago to Amazon, which were 20% of the division sales totals. The replacement of these sales is somewhat remarkable as Publisher's Weekly reported sales in our market segment down 16% year-to-date as of November 2013.

The Home Business division, Usborne Books and More (UBAM), is reporting a net revenue increase of 8% for the quarter as compared with the same quarter of the prior year. With another increase in December, the division has had seven consecutive months with increases over the prior year. As previously reported, this is particularly noteworthy as this division has been slower to embrace the decision to discontinue sales to Amazon.   Attendance at our annual leadership training conference, held this past weekend, increased 50% over the prior year's meeting.

EDC continues to generate positive cash flow, and during December liquidated all outstanding debt. Recent results indicate this trend will continue.

Educational Development Corporation is pleased to announce the appointments of Heather Cobb to Vice-President of Usborne Books and More, Jeanie Crone to Vice-President of EDC Publishing, and Kira Lynn to Publisher of Kane Miller.

EDUCATIONAL DEVELOPMENT CORPORATION
CONDENSED STATEMENTS OF EARNINGS (UNAUDITED)
	Three Months Ended November 30, 2013		Nine Months Ended November 30, 2013
	2013	2012	2013	2012

NET REVENUES	$ 8,502,000	$ 7,864,400	$ 20,207,600	$ 19,923,400
EARNINGS BEFORE INCOME TAXES	927,400	844,400	1,118,400	1,625,500
INCOME TAXES	379,600	318,700	447,600	611,400
NET EARNINGS	$ 547,800	$ 525,700	$ 670,800	$ 1,014,100

BASIC AND DILUTED EARNINGS PER SHARE:
Basic	$ 0.14	$ 0.13	$ 0.17	$ 0.26
Diluted	$ 0.14	$ 0.13	$ 0.17	$ 0.26

WEIGHTED AVERAGE NUMBER OF COMMON AND EQUIVALENT SHARES OUTSTANDING:
Basic	3,964,830	3,939,592	3,967,092	3,927,462
Diluted	3,964,830	3,939,592	3,967,092	3,927,462

About Educational Development Corporation

Educational Development Corporation sells children's books, including Usborne Books and the Kane Miller line of international children's titles through a multi-level sales organization of independent consultants, through 5,000 retail stores and over the Internet. More than 1,600 different titles are available for children of all ages, with periodic new additions.

CONTACT: Educational Development Corporation
         Randall White, (918) 622-4522